Exhibit 10.3

Orexigen Therapeutics, Inc.

[______________], 2017

[NAME]

RE:Retention Agreement

Dear [Name],

You are an important part of Orexigen Therapeutics, Inc. (the “Company”), and we recognize that your engagement and commitment are critical to the Company’s success.  We value the contributions you make to our organization and are pleased to offer you the following Retention Agreement (the “Retention Agreement”).  Certain capitalized terms used in this Retention Agreement are defined in Section V below.

I.Eligibility to Earn a Retention Payment

As an incentive for you to continue to contribute your efforts and services to the Company, you will be eligible to earn a retention payment, based on the terms and conditions in Section II below, in an amount equal to fifty-percent (50%) of your 2018 annual target bonus amount (the “Retention Payment”).  For illustration purposes only, if your 2018 annual target bonus amount is ten-percent (10%) of your 2018 annual base salary, then your retention payment amount, if earned, will equal five-percent (5%) of your 2018 annual base salary.

II.How to Earn the Retention Payment

In order to earn the Retention Payment: (A) you must sign, date and return this Retention Agreement to the Company on or before November 3, 2017, (B) you must remain employed by the Company on a full-time basis in Good Performance Standing through and including July 31, 2018 (the “Retention Date”); and (C) the Company must achieve greater than a ten-percent (10%) increase in global net sales in the first calendar quarter of 2018 as compared to the global net sales in the first calendar quarter of 2017 (the “Performance Metric”).  The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall have full and final authority, which shall be exercised in its reasonable discretion, to determine conclusively whether the Performance Metric has been achieved.  Any such determination shall be made by the Committee following the close of the first calendar quarter of 2018.

If earned, the Retention Payment will be paid to you in a lump sum amount, less required payroll withholdings and deductions, on the first administratively practicable payroll period following the Retention Date; provided that any such earned Retention Payment will be paid to you in all cases before March 15, 2019.

III.Employment Termination

Notwithstanding the foregoing, if (A) the Committee has determined that the Performance Metric has been achieved, and (B) following such Committee determination, and prior to the Retention Date, the Company terminates your employment without Cause (other than due to your death or disability), you will be eligible for the Retention Payment.  In order to earn the Retention Payment in connection with your employment termination, you must execute and deliver a general release of all known and unknown claims in a release agreement acceptable to the Company (the “Release”) within the applicable deadline set forth in the Release, but in no event later than forty-five (45) calendar days following your employment termination date, and permit the Release to become effective and irrevocable in accordance with its terms.  If earned, the Retention Payment will be paid to you in a lump sum amount, less required payroll withholdings and deductions, on the first administratively practicable payroll pay date following the effective date of the Release, subject to the requirements of Section VI below.

For the avoidance of doubt, if (W) you provide notice of your employment resignation, or actually terminate your employment relationship by resignation at any time (for any reason, including retirement), (X) the Company terminates your employment for Cause at any time, (Y) the Company terminates your employment without Cause at any time before the Committee has determined that the Performance Metric has been achieved; or (Z) your employment is terminated due to your death or disability at any time, then you will not be eligible for and will not earn the Retention Payment (or any portion thereof).

IV.Change of Control

Additionally, notwithstanding the foregoing, if (A) the Company consummates a Change in Control (“CIC”) prior to March 31, 2018 and you remain an employee in Good Performance Standing through the consummation of the CIC, or (B) (i) the Company consummates a CIC after March 31, 2018 but before the Retention Date, (ii) prior to the consummation of the CIC, the Committee determined that the Performance Metric has been achieved, and (iii) you remain an employee in Good Performance Standing through the consummation of the CIC, you will be eligible for the Retention Payment.  In order to earn the Retention Payment in connection with a CIC event described above, you must execute and deliver a general release of all known and unknown claims in a release agreement acceptable to the Company (the “Release”) within the applicable deadline set forth in the Release, but in no event later than forty-five (45) calendar days following the consummation of the CIC, and permit the Release to become effective and irrevocable in accordance with its terms.  If earned, the Retention Payment will be paid to you in a lump sum amount, less required payroll withholdings and deductions, on the first administratively practicable payroll pay date following the effective date of the Release, subject to the requirements of Section VI below.

V.Definitions

(A)  Cause.  For purposes of this Retention Agreement, “Cause” shall have the meaning described in the Company’s 2007 Equity Plan, as amended and restated as of July 8, 2016 (the “Equity Plan”).

(B)  Change in Control.  For purposes of this Retention Agreement, “Change in Control” shall have the meaning described in the Equity Plan.

(C)  Good Performance Standing.  For purposes of this Retention Agreement, you will be in “Good Performance Standing” if you are in active employment status, satisfactorily performing all assigned tasks, and complying with the Company’s policies and procedures as determined in the reasonable discretion of the Company.

VI.IRS Code Section 409A

It is intended that the Retention Payment payable under this Retention Agreement satisfies, to the greatest extent possible, the exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) provided under Treasury Regulations Section 1.409A-1(b)(4) and in all cases will be paid not later than March 15 of the year following the year in which your right to such amount became vested.  To the extent that the Retention Payment is deferred compensation under Section 409A of the Code, and is not otherwise exempt from the application of Section 409A, then, if the period during which you may consider and sign the Release spans two (2) calendar years, the payment of such Retention Payment will not be made until the later calendar year.

VII.Miscellaneous

This Retention Agreement is intended to provide a financial incentive to you and is not intended to confer any rights to continued employment upon you.  Nothing in this Retention Agreement is intended to alter your at-will employment relationship.

This Retention Agreement is the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the Retention Payment, and it supersedes and replaces any other agreements (whether written or unwritten) you may have with the Company concerning these matters.  This Retention Agreement is entered into without reliance on any promise or representation (written or unwritten) other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  The terms of this Retention Agreement may not be modified or amended except in a written agreement signed by you and a duly authorized officer of the Company.

[Signature Page to Follow]

Sincerely,

Michael A. Narachi

President and Chief Executive Officer

ACKNOWLEDGMENT AND ACCEPTANCE

Accepted and Agreed:

Date:
[Name]